ENGLAND/CORSAIR, INC. TO JOIN LA-Z-BOY


MONROE, MI., APRIL 24, 1995 - The shareholders of privately held
England/Corsair, Inc. a manufacturer of upholstered furniture, voted Friday to accept the terms of a merger agreement with furniture manufacturer La-Z-Boy

Chair Company. According to the agreement, the acquisition will be effective as of April 29, 1995.

"We are pleased that the shareholders of England/Corsair have expressed their faith and confidence in the decision to pursue this merger," said La-Z-Boy Chairman and President Charles T. Knabusch. "We look forward to beginning our fiscal year with this new addition to the La-Z-Boy family of companies."

Like La-Z-Boy's Kincaid and Hammary divisions, England/Corsair will continue to operate as a separate entity of La-Z-Boy. According to the general terms of the transaction, England/Corsair shareholders will receive payment of La-Z-Boy stock, cash and notes, with additional incentives available during each of the next two years, if England/Corsair exceeds certain profit target.

Headquartered in New Tazewell, Tennessee, England/Corsair manufactures a wide range of upholstered and occasional furniture targeted at moderate price points and sold under the England/Corsair brand name. The company's products primarily consist of sofas, love seats, motion seating, accent chairs and occasional tables marketed throughout the U.S. and Canada. With annual sales in excess of $100 million, England/Corsair has approximately 1,500 employees at its six manufacturing facilities and corporate office.

Headquartered in Monroe, Mich., La-Z-Boy Chair Co. is a manufacturer of residential and business furniture. With annual sales over $800 million, the company will now operate six divisions: La-Z-Boy Residential, La-Z-Boy Contract, La-Z-Boy Canada, Hammary, Kincaid and England/Corsair.